As filed with the Securities and Exchange Commission on May 18, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kite Realty Group Trust

(Exact name of registrant as specified in its charter)

Maryland	11-3715772
(State or other jurisdiction of incorporation or	(IRS Employer Identification No.)
organization)

30 S. Meridian Street, Suite 1100
Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip code)

Kite Realty Group Trust 2013 Equity Incentive Plan

(As Amended and Restated as of May 11, 2022)

(Full title of the Plan)

John A. Kite

Chairman and Chief Executive Officer

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

(Name and address of agent for service)

(317) 577-5600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company	☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Kite Realty Group Trust (the “Company”) is hereby registering 16,050,000 additional common shares, par value $0.01 per share (the “Common Shares”), for issuance under the Company’s 2013 Equity Incentive Plan, as amended and restated as of May 11, 2022 (the “Amended and Restated 2013 Plan”). The prior registration statements on Form S-8 (Registration Nos. 333-120142, 333-159219, 333-188436 and 333-231582 referred to as the “Prior Equity Plan Registration Statements”), as filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) on November 1, 2004, May 13, 2009, May 8, 2013 and May 17, 2019, respectively, are currently effective and, as permitted by General Instruction E to Form S-8, the contents of the Prior Equity Plan Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.  The documents containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the Amended and Restated 2013 Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which we have previously filed with the SEC, are incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 6, 2022;

•	The Company’s Current Reports on Form 8-K filed with the SEC on November 12, 2021, January 21, 2022 and May 13, 2022; and

•	The description of the Company’s Common Shares included in its Registration Statement on Form 8-A filed with the SEC on August 4, 2004 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as updated by Exhibit 4.12 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022 and including any other amendments or reports filed for the purpose of updating such descriptions.

The Company also incorporates by reference into this registration statement additional documents that it may file with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this registration statement until the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, except that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Item 4.  Description of Securities.

Not applicable. The Common Shares are registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust (“REIT”) to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. The Company’s declaration of trust contains a provision that limits the liability of its trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, Maryland law prohibits indemnifying present and former trustees and officers for an adverse judgment in an action by the corporation or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and the Company’s bylaws, the Company is required, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met.

The Company’s declaration of trust provides that the Company shall, to the maximum extent permitted by Maryland law in effect from time to time and in accordance with applicable provisions of the Company’s bylaws, (a) indemnify, any trustee or officer (including an individual who, while a trustee or officer and at the express request of the Company, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he or she was made a party by reason of service in such capacity, against reasonable expenses incurred by him or her in connection with the proceeding, and (b) any trustee or officer or any former trustee or officer against any claim or liability to which he or she may become subject by reason of such status unless it is established that (i) his or her act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he or she actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. The Company has the power, with the approval of the board of trustees of the Company, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company. Maryland law requires the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

In addition, the Company has entered into indemnification agreements with each of its trustees and executive officers to provide for indemnification to the maximum extent permitted by Maryland law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of Declaration of Trust of Kite Realty Group Trust, as supplemented and amended (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Kite Realty Group Trust filed with the SEC on February 28, 2022)

4.2	Second Amended and Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Kite Realty Group Trust filed with the SEC on February 28, 2022)

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Common Shares registered hereby

10.1	Kite Realty Group Trust 2013 Equity Incentive Plan, as amended and restated as of May 11, 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 13, 2022)

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107	Filing Fee Table

Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on this 18th day of May, 2022.

KITE REALTY GROUP TRUST

By:	/s/ John A. Kite
John A. Kite
Chairman of the Board of Trustees and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John A. Kite and Heath R. Fear, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act, and any and all pre- or post-effective amendments thereto and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as that person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefore may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 18th day of May, 2022:

Signature	Title

/s/ John A. Kite	Chairman of the Board of Trustees and Chief Executive Officer
John A. Kite	(Principal Executive Officer)

/s/ Heath R. Fear	Executive Vice President and Chief Financial Officer
Heath R. Fear	(Principal Financial Officer)

/s/ David E. Buell	Senior Vice President, Chief Accounting Officer
David E. Buell	(Principal Accounting Officer)

/s/ William E. Bindley	Trustee
William E. Bindley

/s/ Bonnie S. Biumi	Trustee
Bonnie S. Biumi

/s/ Derrick Burks	Trustee
Derrick Burks

/s/ Victor J. Coleman	Trustee
Victor J. Coleman

/s/ Gerald M. Gorski	Trustee
Gerald M. Gorski

/s/ Steven P. Grimes	Trustee
Steven P. Grimes

/s/ Christie B. Kelly	Trustee
Christie B. Kelly

/s/ Peter L. Lynch	Trustee
Peter L. Lynch

/s/ David R. O’Reilly	Trustee
David R. O’Reilly

/s/ Barton R. Peterson	Trustee
Barton R. Peterson

/s/ Charles H. Wurtzebach	Trustee
Charles H. Wurtzebach

/s/ Caroline L. Young	Trustee
Caroline L. Young